Exhibit 99.1

Motorola, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Quarter Ended	Quarter Ended
	December 31, 2004	December 31, 2003
Net sales	$8,842	$6,935
Costs of sales	5,887	4,733

Gross margin	2,955	2,202

Selling, general and administrative expenses	1,101	1,007
Research and development expenditures	816	699
Reorganization of businesses	(30)	11
Other charges	50	17

Operating earnings	1,018	468

Other income (expense):
Interest expense, net	(23)	(59)
Gains on sales of investments and businesses, net	112	218
Other	(23)	(22)

Total other income (expense)	66	137

Earnings from continuing operations before income taxes	1,084	605
Income tax expense	404	164

Earnings from continuing operations	$680	$441

Earnings (loss) from discontinued operations, net of tax	$(33)	$48

Net earnings	$647	$489

Net earnings (loss) per common share
Basic:
Continuing operations	$0.28	$0.19
Discontinued operations	(0.01)	0.02

	$0.27	$0.21

Diluted:
Continuing operations	$0.28	$0.18
Discontinued operations	(0.02)	0.02

	$0.26	$0.20

Weighted average common shares outstanding
Basic	2,402.7	2,331.5
Diluted	2,487.1	2,457.4
Dividends paid per share	$0.04	$0.04

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
Net sales	$31,323	$23,155
Costs of sales	20,826	15,588

Gross margin	10,497	7,567

Selling, general and administrative expenses	4,209	3,529
Research and development expenditures	3,060	2,799
Reorganization of businesses	(15)	23
Other charges (income)	111	(57)

Operating earnings	3,132	1,273

Other income (expense):
Interest expense, net	(199)	(294)
Gains on sales of investments and businesses, net	460	539
Other	(141)	(142)

Total other income (expense)	120	103

Earnings from continuing operations before income taxes	3,252	1,376
Income tax expense	1,061	448

Earnings from continuing operations	$2,191	$928

Loss from discontinued operations, net of tax	$(659)	$(35)

Net earnings	$1,532	$893

Net earnings (loss) per common share
Basic:
Continuing operations	$0.93	$0.40
Discontinued operations	(0.28)	(0.02)

	$0.65	$0.38

Diluted:
Continuing operations	$0.90	$0.39
Discontinued operations	(0.26)	(0.01)

	$0.64	$0.38

Weighted average common shares outstanding
Basic	2,365.0	2,321.9
Diluted	2,472.0	2,351.2
Dividends paid per share	$0.16	$0.16